Exhibit 99.2

Contact:
Kearstin Patterson
Director of Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Announces
Approval to Market GEM 21S® in the European Union

Franklin, Tenn. – January 3, 2012 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) announced today receipt of the CE Mark approval of GEM 21S® Growth factor Enhanced Matrix in the European Union (EU).  GEM 21S was approved in the EU with broader periodontal and alveolar bone regeneration indications for use than previously approved in the U.S. and Canada.  The additional indications approved in the EU are for the treatment of osseous defects resulting from tooth extraction and trauma.  Additionally, GEM 21S is approved in the EU for use in compromised patients where poor healing may occur.  This approval, obtained on behalf of Luitpold Pharmaceuticals, Inc., triggers a $10 million final milestone payment from Luitpold to the Company.  This milestone payment was a condition of the Company’s sale of GEM 21S to Luitpold in 2008. The $10 million milestone payment will be in addition to the Company’s 2011 year-end cash guidance of $55 to 62 million.

GEM 21S Information

GEM 21S is a fully synthetic regeneration system for the treatment of dental bony defects and associated gingival recession. GEM 21S is composed of the tissue growth factor, recombinant human Platelet-Derived Growth Factor (rhPDGF-BB), and a synthetic bone matrix, Beta-tricalcium phosphate (β-TCP). GEM 21S was the first totally synthetic product combining a purified recombinant growth factor with a synthetic bone matrix to be approved by the FDA for human application.  The combination of the two components of GEM 21S is key to the overall effectiveness of the product. The rhPDGF-BB provides the biological stimulus for tissue repair by stimulating angiogenesis and the proliferation of osteoblasts, cells responsible for the formation of bone, while the β-TCP provides the framework or scaffold for new bone growth to occur.

GEM 21S is nearly identical to Augment® Bone Graft, the Company’s orthopedic bone regeneration product, which is also currently under review by the EU and the U.S. Food and Drug Administration (FDA).  Each product consists of the Company’s proprietary rhPDGF-BB and β-TCP bone matrix formulation.

“GEM 21S has been used extensively in patients requiring dental bone grafting in the U.S. and Canada and we are very pleased that it is now approved for treatment of patients in the EU,” said Dr. Samuel Lynch, founder, president and CEO of BioMimetic Therapeutics.  “Additionally, the $10 million milestone payment will provide additional working capital for BioMimetic to seek regulatory approval and commercialize Augment in orthopedic indications around the world.”

The Company also announced earlier today it received a comprehensive post-panel response letter from the FDA. For additional information, please refer to the Company’s press release, which can be found on its website at www.biomimetics.com.

About BioMimetic Therapeutics
BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of clinically proven products to promote the healing of musculoskeletal injuries and diseases, including therapies for orthopedics, sports medicine and spine applications.  All Augment branded products are based upon recombinant human platelet-derived growth factor (rhPDGF-BB), which is an engineered form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration.  Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments.

BioMimetic received regulatory approval in 2009 and 2011 to market Augment in Canada, and in Australia for hindfoot and ankle fusion indications.  Augment is pending regulatory decisions in the U.S. and European Union for similar indications.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate,” “optimistic” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that:  (i) despite the Company’s future marketing and commercialization efforts, Augment may not achieve broad market acceptance in Australia or Canada; (ii) the Company may be unable to provide the information requested in the FDA’s post-panel response letter, or any information provided may be insufficient, and (iii) despite other regulatory approvals of Augment, the FDA Advisory Panel’s votes in favor of Augment, or any further information provided by the Company in answering the post-panel response letter, the FDA may not approve Augment’s Pre-Marketing Application, may require additional clinical and/or non-clinical studies to approve Augment, or may impose labeling restrictions on any approval of Augment that would significantly reduce Augment’s potential market.  Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, risks relating to potential securities claims, product liability claims, other litigation or claims or regulatory inquiries that have been and may be brought against BioMimetic and its officers and directors, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission.  Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.  In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.